EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Karen Hildebrant
Spartan Chassis, Inc.
(517) 543-6400 ext. 3111

Ryan McGrath, Jeff Lambert
Lambert, Edwards & Associates, Inc.
(616) 233-0500

Spartan Chassis Secures New Military Vehicle Orders

CHARLOTTE, Michigan, March 6, 2007 - Building on its growing expertise in specialty vehicles, Spartan Chassis, Inc., a subsidiary of Spartan Motors, Inc. (Nasdaq: SPAR), today announced it has received $16.4 million in subcontract orders for new military vehicles - its second largest order announcement in 2007.

Under the new subcontracts, Spartan Chassis will supply and integrate key chassis components in the production of 155 advanced tactical wheeled vehicles under the Mine Resistant Ambush Protected, or MRAP, program. The vehicles, which will be used by U.S. Marines and soldiers, are being built under contracts with two leading U.S. defense manufacturers.

"We are again gratified to lend our expertise in helping to protect U.S. Marines and soldiers who are stationed in harm's way," said Richard Schalter, president of Spartan Chassis. "Spartan Chassis has been able to successfully translate the technology, performance and durability built in to each of our premium fire truck, specialty and RV chassis to the military vehicles we supply.

"The MRAP vehicles currently in service have a proven track record of performance. We are honored to be among the suppliers committed to providing products that safeguard the lives of our servicemen and women."

Spartan Chassis will provide chassis and components for 80 Category I 4x4 units and 75 Category II 6x6 units under the MRAP program, which is expected to build up to 4,100 vehicles at a total cost of $2 billion. To date, U.S Marines are using more than 60 MRAP vehicles in Iraq. The vehicles are designed to protect their occupants from a combination of mines, rocket-propelled grenades, or RPGs, and improvised explosive devices, or IEDs, through their V-shaped hull, raised chassis and improved armor.

About Spartan Chassis, Inc.
Spartan Chassis, Inc., a subsidiary of Spartan Motors, Inc. (Nasdaq: SPAR), is a leading developer and manufacturer of custom chassis for recreational vehicles, fire trucks and specialty vehicles. Spartan Motors, which also manufactures emergency rescue vehicles under the brand names of Crimson Fire, Crimson Fire Aerials and Road Rescue, reported sales of $445 million in 2006 and is focused on becoming the premier manufacturer of specialty vehicles and chassis in North America.

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Spartan Chassis Military Orders / page 2 of 2

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. Technical complications may arise that could prevent the prompt implementation of the plans outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company's Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov). Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements. An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled. Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

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